Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
ALBIREO PHARMA, INC.

It is hereby certified that:

FIRST:	The name of the corporation is Albireo Pharma, Inc. (the “Corporation”).

SECOND:

The Restated Certificate of Incorporation of the Corporation, filed on May 17, 2007, as amended (the “Restated Certificate of Incorporation”), is hereby further amended by deleting the first paragraph of Article FOURTH of the Restated Certificate of Incorporation in its entirety and by substituting in lieu thereof the following paragraph:

“The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 110,000,000 shares, consisting of 60,000,000 shares of common stock, $0.01 par value per share (“Common Stock”) and 50,000,000 shares of preferred stock, $0.01 par value per share (“Preferred Stock”).”

THIRD:	The amendment of the Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

EXECUTED, effective as of this 17th day of June, 2021.

ALBIREO PHARMA, INC.

By:	/s/ Ronald H.W. Cooper
Ronald H.W. Cooper President and Chief Executive Officer